UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 25, 2009

Premier Exhibitions, Inc.
(Exact Name of Registrant as Specified in Charter)

Florida	000-24452	20-1424922

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3340 Peachtree Road, N.E., Suite 2250, Atlanta, Georgia	30326

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code (404) 842-2600
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement and Item 1.02. Termination of a Material Definitive Agreement.
     Overview. On September 25, 2009, Premier Exhibitions, Inc. (the “Company”) terminated that Premier Exhibitions/Live Nation Agreement, dated November 28, 2007, by and between the Company, JAM Exhibitions, LLC (“JAM”) and S2BN Entertainment Corporation (“S2BN”), as successor in interest to both CPI Entertainment Rights Inc. (“CPI”) and Live Nation, Inc. (the “International Agreement”), as previously amended in that certain First Amendment to Premier Exhibitions/Live Nation Agreement entered into on November 29, 2008 by the Company, S2BN and JAM (the “First Amendment”) and that certain Amendment To Exhibition Rights Agreement (Europe) And Premier Exhibitions/Live Nation Agreement executed on May 6, 2009. On September 25, 2009, following a termination of the International Agreement and the cessation of the Company’s business relationship with JAM (a change that commenced in July 2009, as described below), the Company entered into a new agreement with S2BN, incorporating the basic construct, terms and conditions of the International Agreement but with certain modifications intended (i) to afford the Company greater opportunities to present the Company’s human anatomy exhibitions internationally by minimizing the constraints of certain exclusivity provisions that previously restricted the Company under the International Agreement, (ii) to enhance coordination and communication between the parties in selecting markets, local promoters and the lengths of specific exhibition runs, and (iii) to recognize and act upon the need for tour accountants and greater transparency, documentation and timeliness in the reporting and settlement process.
     On July 20, 2009, the Company terminated that certain January 1, 2007 agreement between Premier and JAM entitled, South Street Seaport Exhibition Agreement. On September 11, 2009, the Company and JAM settled to their mutual satisfaction certain litigation initiated by the Company in July 2009 in connection with these matters, styled Premier Exhibitions, Inc. v. JAM Exhibitions, LLC, Bodies New York, LLC and Running Subway, LLC, Case No. 09 cv 6780 (PGG) (the “New York Action”). As a result of the Company’s actions, the Company’s business relationship with JAM has been terminated, and the Company now retains 100% of the net revenues derived from its operation of “Bodies...The Exhibition” in New York City, among the Company’s most lucrative exhibitions to date.
     Summary of International Agreement. On November 28, 2007, the Company entered into an exclusive license agreement (the “Original Agreement”) with Live Nation, Inc. (“Live Nation”) under which the Company would co-present twelve human anatomy exhibitions with Live Nation in twelve geographic territories anywhere in the world, except for North America, China and certain other limited geographic locations (the “Exclusive Territory”). In consideration, the Company received an initial $6,000,000 payment from Live Nation. Also, the Company agreed to split the revenues from the exhibitions with Live Nation (at percentages favorable to the Company) after reimbursement of recoupable expenses. Additionally, pursuant to the Original Agreement, the Company and Live Nation each had a unilateral right to exercise two additional options to grant Live Nation the exclusive right to present twelve additional human anatomy exhibitions within the Exclusive Territory. Under the Original Agreement, upon the exercise of each such option, the Company would receive a payment from Live Nation of $6,000,000. The consideration from Live Nation of the initial $6,000,000 was included in revenue for the three and nine month periods of the Company’s operations ended November 30, 2007.
     In September 2008, Live Nation assigned its rights under the Original Agreement to S2BN Entertainment Corporation (“S2BN”), subject to the Company’s consent. The Company provided its consent to such assignment on November 28, 2008. Michael Cohl, formerly a director and executive officer of Live Nation, is a principal of S2BN.
     Summary of Subsequent Amendments. On the same day, the Company entered into a First Amendment to the Original Agreement (the “First Amendment”) with S2BN which exercised and amended the first option under the Original Agreement by granting S2BN an exclusive license to present eight additional human anatomy exhibitions in the Exclusive Territory for an 18 month period commencing on the date on which the last remaining human anatomy exhibit under the Original

Agreement is open to the public (the “First Option”). In connection with the exercise of the First Option, the Company received from S2BN consideration of $4,000,000, which amount was included in revenue for the Company’s fiscal year ended February 28, 2009. Additionally, under the First Amendment, S2BN and the Company also each had the unilateral right to exercise a second option (the “Second Option”) and a third option (the “Third Option”), each of which upon exercise would grant to S2BN an additional exclusive license to present a further eight “Bodies” exhibitions in the Exclusive Territory for an 18 month period commencing after the expiration of the term of the license granted pursuant to the previous option. S2BN would be required to pay the Company $4,000,000 upon the exercise of each of the Second Option and the Third Option. The Second Option and the Third Option were to be exercised during November 2009 and November 2010, respectively. On May 6, 2009, the Company entered into an agreement with S2BN and JAM, which further amended the Second Option to reflect that the consideration payable by S2BN upon the exercise of such Second Option will be a payment of $3,000,000 (rather than the $4,000,000 previously provided for under the First Amendment). Under these amendments, the Company intended to implement a more comprehensive framework for identifying, evaluating and selecting new markets and a more effective operating structure that would allow for more involvement and oversight by the Company, and to provide for greater process accountability and integrity and improved procedures and protocol for international shipping processes and procedures.
     Summary of New International Agreement. During the summer of 2009, the Company evaluated further its worldwide operations of human anatomy exhibitions, and concluded that certain legal and contractual disputes and strategic differences with JAM, coupled with a desire to streamline and restructure the Company’s operations, made it more feasible for the Company to restructure its human anatomy exhibition operations with S2BN, but with more freedom for the Company to also unilaterally present exhibitions in the Exclusive Territory. The Company was interested in strengthening its relationship with Mr. Cohl, a first class concert and live event promoter with operations worldwide, and to develop broader strategic partnerships with S2BN that might include exploring opportunities to jointly develop and exploit other exhibition properties.
     Accordingly, on September 25, 2009, the Company terminated the International Agreement (as previously amended), and subsequently entered into a new agreement with S2BN on the same date (the “New Agreement”), incorporating by reference the basic construct, terms and conditions of the International Agreement, subject to the following modifications:
     The Company now operates and retains 100% of the net revenues derived from “Bodies...The Exhibition” in New York City, the Company’s most lucrative exhibition to date. The Second Option and Third Option are now unilateral options that may be exercised by S2BN on or before May 31, 2010 and May 31, 2011, respectively. Under the New Agreement, the fees payable in consideration of the licenses under the Second Option and Third Option are no longer payable by S2BN in lump sums upon exercise of the applicable option but are instead allocated on a pro rata basis to the specific exhibition markets, with a majority of the allocated amount paid by S2BN at the time that the Company approves the applicable market, and the remainder paid upon exhibition opening.
     In order to facilitate the Company’s goal of acquiring the flexibility to itself present exhibitions in the Exclusive Territory, Premier obtained the right to present five (5) exhibitions in the Exclusive Territory (i.e., without S2BN’s involvement or participation in revenues) during each of the three option periods (i.e., the duration of the First Option license, the Second Option license and the Third Option license), for a total of up to fifteen (15) such unilateral exhibitions in the Exclusive Territory. Premier had the right to begin booking and/or presenting the first five (5) unilateral exhibitions (i.e., for the First Option) immediately upon execution of the New Agreement.
     The precedent description of the New Agreement is qualified in its entirety by reference to the full text of the New Agreement, a copy of which is attached to this Current Report on Form 8-K as Exhibit 10.1 and is hereby incorporated herein by reference.

Item 8.01. Other Events.
     On September 30, 2009 and October 1, 2009, the Company elected to unilaterally convert its $12 million in outstanding convertible notes to common stock, consistent with the terms ratified by a majority of the Company’s shareholders at the Company’s 2009 Annual Meeting on August 6, 2009, based on the fact that the closing quoted market price for the Company’s common stock was more than $1.00 per share for more than five consecutive days.
Item 9.01. Financial Statements and Exhibits.
(d)	Exhibits.
+10.1 Letter Agreement, by and between Premier Exhibitions, Inc. and S2BN Entertainment Corporation, entered into as of September 25, 2009.
99.1 Press Release of Premier Exhibitions, Inc., dated as of October 1, 2009.

+	The Company is requesting confidential treatment of certain information contained in this exhibit. Such information is being filed separately with the Securities and Exchange Commission pursuant to the Company’s application for confidential treatment under 17 C.F.R. §200.80(b)(4) and §240.24b-2.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Premier Exhibitions, Inc.
By:	/s/ John A. Stone
John A. Stone
Chief Financial Officer

Date: October 1, 2009

EXHIBIT INDEX

Exhibit No.	Description

+10.1	Letter Agreement, by and between Premier Exhibitions, Inc. and S2BN Entertainment Corporation, entered into as of September 25, 2009.

99.1	Press Release of Premier Exhibitions, Inc., dated as of October 1, 2009.

+	The Company is requesting confidential treatment of certain information contained in this exhibit. Such information is being filed separately with the Securities and Exchange Commission pursuant to the Company’s application for confidential treatment under 17 C.F.R. §200.80(b)(4) and §240.24b-2.